Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (“Agreement”) is made effective June 6, 2005 (“Effective Date”), between Cornell Companies, Inc., a Delaware corporation (“Cornell Companies”), whose address is 1700 West Loop South, Suite 1500, Houston, Texas 77027, and Luis A. Collazo, an individual (“Consultant”), whose address is 15511 Terrace Oaks, Houston, Texas 77068.

In consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.             Services.  Consultant agrees to provide the services specified in the Project Schedule attached to this Agreement as Exhibit A (the “Services”) and hereby made a part hereof.

2.             Term and Termination.  This Agreement shall continue as per the terms within the Exhibit A.

3.             Payment for Services.  As full compensation for the Services to be provided by Consultant pursuant to this Agreement, Cornell Companies agrees to pay Consultant the fees in the amounts and in the manner set forth in the Project Schedule.

4.             Relationship of the Parties; Independent Contractor; Taxes.  It is understood and agreed that Consultant shall perform the Services as an independent contractor and not as an employee, agent or representative of Cornell Companies.  Consultant agrees that it shall be personally responsible for any and all taxes and other payments due on payments received by it from Cornell Companies hereunder.

5.             Cornell Companies’ Proprietary Rights.  “Work Product” means the resulting product (including, without limitation, all writings, information, data, formulas, photographs, training materials, workbooks, and the like, and all deliverables created, developed and/or prepared on behalf of Cornell Companies by Consultant and in furtherance of the Services.  Work Product does not include any pre-existing product owned by Consultant or by any third party and incorporated or embedded into the Work Product (the “Proprietary Product”).

(a)           All Work Product is, shall be and shall remain the sole and exclusive property of Cornell Companies and may not be used by Consultant or its employees for any other purpose except for the benefit of Cornell Companies.  Consultant shall not sell, transfer, publish, disclose, display, license or otherwise make available to others any part of such Work Product or copies thereof.

The terms of this Section 5  shall survive any expiration or termination of this Agreement.

6.             Confidential Information.

(a)           Acknowledgment of Confidentiality.  Consultant hereby acknowledges that it may be exposed to confidential and proprietary information of Cornell Companies including, without limitation, Work Product and other technical information, business information, and other information designated as confidential expressly or by the circumstances in which it is provided (“Confidential Information”).  Confidential Information does not include (i) information already known or independently developed by the recipient; (ii) information in the public domain through no wrongful act of the recipient, or (iii) information received by the recipient from a third party who was free to disclose it.

(b)           Covenant Not to Disclose.  Consultant hereby agrees that during the term and at all times thereafter it shall not use, commercialize or disclose such Confidential Information to any person or entity.  Consultant shall not alter or remove from any materials owned or provided by Cornell Companies.  Consultant shall use at least the same degree of care in safeguarding Cornell Companies’ Confidential Information as it uses in safeguarding its own confidential information.

(c)           Survival.  The obligations imposed by this Section 6 shall survive any expiration or termination of this Agreement.

7.             Compliance with Laws.  Consultant agrees to comply with the provisions of all applicable federal, state, county, or municipal laws, regulations or ordinances.  Consultant hereby releases and agrees to hold harmless Cornell Companies for any liability of whatsoever nature arising out of Consultant’s violation of any law or the provisions of this Section.

8.             Injunctive Relief.  Consultant acknowledges that violation by Consultant of the provisions of Section 5 (“Cornell Companies’ Proprietary Rights”), Section 6 (“Confidential Information”), or Section 7 (Compliance with Laws) would cause irreparable harm to Cornell Companies not adequately compensable by monetary damages.  In addition to other relief, it is agreed that injunctive relief shall be available to prevent any actual or threatened violation of such provisions.

9.             Liability.  Cornell Companies and Consultant each agree that each party is fully responsible and liable for its own actions and/or inactions and for all resulting costs, including all costs and damages of the claims, charges and/or lawsuits that may arise from them.  Likewise, in the event that one party becomes the subject of a claim, charge, and/or lawsuit for the actions and/or inactions of the other party, said other party agrees it will affirmatively subject itself to the claim, charge, and/or lawsuit and take all steps necessary to affirmatively release the subjected party from said claim, charge, and/or lawsuit.

10.           Duties upon Termination.  Upon termination of this Agreement prior to the completion of the Services, Consultant agrees to reasonably cooperate and provide such assistance and information as may be reasonably requested by Cornell Companies.  In addition, Consultant shall immediately deliver to Cornell Companies all materials of any nature which are in Consultant’s possession or control and which are or contain Confidential Information, or Work Product, or which are otherwise the property of Cornell Companies, and no copies thereof shall be retained by Consultant or its employees without the prior written consent of Cornell Companies.

11.           Governing Law.  This contract will be governed by and construed in accordance with the laws of the State of Texas (without regard to Texas’ principles of conflicts of laws).

12.           Legal Proceedings; Venue.  The prevailing party in any legal proceedings brought by or against the other party to enforce any provision or term of this Agreement shall be entitled to recover against the non-prevailing party the reasonable attorneys’ fees, court costs and other expenses incurred by the prevailing party.  Suit to enforce any provision of this Agreement or to obtain any remedy with respect hereto shall be brought in the applicable state or federal courts of Harris County, Texas.

13.           Consent to Breach Not Waiver.  No term or provision hereof shall be deemed waived and no breach excused, unless such waiver or consent be in writing and signed by the party claimed to have waived or consented.  No consent by any party to, or waiver of, a breach by the other party shall constitute a consent to, waiver of, or excuse of any other different or subsequent breach.

14.           Severability.  If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, (i) the remaining terms and provisions of this Agreement shall be unimpaired, and (ii) the invalid term or provision shall be replaced by such valid term or provision as comes closest to the intention underlying the invalid term or provision.

15.           Time is of the Essence.  As regards any act to be performed under this Agreement, time is of the essence.

16.           Entire Agreement.  This Agreement constitutes the complete and exclusive statement of the agreement between the parties with regard to the matters set forth herein, and it supersedes all other agreements, proposals, and representations, oral or written, express or implied, with regard thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

Consultant	Cornell Companies, Inc.

/s/ Luis A. Collazo	By:	/s/ Patrick N. Perrin
Luis A. Collazo		Patrick N. Perrin, Sr. V.P.
Chief Administrative Officer

EXHIBIT A

PROJECT SCHEDULE

Attached to and made a part of the Independent Contractor Agreement between Cornell Companies and Consultant effective June 6, 2005.

1.                                      Project Description:

The goal of the project is for Consultant to provide a smooth transition of Consultant’s former position responsibilities and to complete certain projects during said transition period as Consultant reasonably understands them to be as well as by specific request of John Nieser, C.F.O.

3.                                      Fees/Charges:

a)              $12,996.67 per month for three (3) months, payable at the end of each month within the term of this Agreement.

b)             A one-time, lump-sum bonus in the amount of $            to be paid immediately following August 31, 2005, upon determination by the Chief Financial Officer that all Consultant’s functions have been satisfactorily transitioned.

c)              If Consultant is requested to be available after August 31, 2005, for more than a de minimis consultation (e.g., a telephone call or the like), Consultant will be compensated additionally at the rate of $599.85 per day, plus reasonable expenses.

Payment is contingent, in addition to the other terms and conditions in this Agreement, upon the following:

•                  Consultant will complete, sign, and return an IRS Form W-9 for generation of a Form 1099 at end of the calendar year.

d)              Special Terms:

a)              This Agreement is anticipated to expire on August 31, 2005, or immediately following payment for the final requested per diem assistance outlined in Item 3(c), Fees/Charges, above, whichever is sooner.

b)             Consultant agrees that Consultant will provide services on a daily basis, five days per week, throughout the term of this Agreement.  Thereafter, Consultant will provide per diem services upon request and mutual agreement of the Parties.

c)              Notwithstanding 4(b), immediately above, if Cornell Companies determines that Consultant’s position has been sufficiently transitioned prior to the expiration of the full three (3) months contemplated in this Agreement, Consultant shall be required to provide services only on an “as needed” basis during the balance of the term.  Cornell Companies agrees that said diminishment in services provided will, in no way, diminish Consultant’s right to the full three (3) months’ payment.

d)             CORNELL acknowledges that, during the term of this Agreement, Consultant may require a reasonable amount of time away from work to pursue other endeavors.  When such time away from work is scheduled in advance and is not anticipated to cause a detriment to the Company (e.g., in meeting statutory deadlines, etc.), such request will not be unreasonably denied.